Exhibit 2.6

Dec. 1, 2022

For Release:	Dec. 1, 2022 @ 8:41 a.m. ET
Refer to:	Jordan Bishop; jordan.bishop@lilly.com; 317-473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; 317-296-2884 (Investors)

Lilly Completes Acquisition of Akouos Expanding Efforts to Help People with Genetic Diseases

INDIANAPOLIS, Dec. 1, 2022 — Eli Lilly and Company (NYSE: LLY) today announced the successful completion of its acquisition of Akouos, Inc. (NASDAQ: AKUS). The acquisition expands Lilly’s efforts in genetic medicines to include Akouos’s portfolio of potential first-in-class adeno-associated viral gene therapies for the treatment of inner ear conditions, including sensorineural hearing loss.

“Akouos brings more top-tier talent and an important pipeline to Lilly’s Institute for Genetic Medicine that will further accelerate our work to advance genetic medicines for people living with difficult-to-treat diseases,” said Andrew C. Adams, Ph.D., senior vice president of genetic medicine at Lilly and co-director of the Institute for Genetic Medicine. “We look forward to supporting and enabling the Akouos team to continue their ground-breaking work developing potential genetic medicines for inner ear conditions and to help fulfill the mission of making healthy hearing available to all.”

The Offer and the Merger

The tender offer to purchase all of the issued and outstanding shares (“Shares”) of Akouos’s common stock in exchange for (a) $12.50 per Share, net to the stockholder in cash, without interest (the “Cash Consideration”) and less any applicable tax withholding, plus (b) one non-tradable contingent value right (“CVR” and, together with the Cash Consideration, the “Offer Price”) per Share, which represents the contractual right to receive contingent payments of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones (the “Offer”), expired as scheduled at one minute past 11:59 p.m., Eastern time, on Nov. 29, 2022 and was not extended (such date and time, the “Expiration Time”). Lilly previously announced that, as of the Expiration Time, 29,992,668 Shares were validly tendered and not validly withdrawn in the Offer, representing 81.1% of the issued and outstanding Shares as of the Expiration Time. In accordance with the terms of the Offer, Lilly and its wholly owned subsidiary, Kearny Acquisition Corporation (“Purchaser”), accepted for payment shares that were validly tendered and not validly withdrawn in the Offer.

Following consummation of the Offer, on Dec. 1, 2022, Lilly completed its acquisition of Akouos through the merger of Purchaser with and into Akouos, and without a meeting of the stockholders of Akouos in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Akouos surviving such merger as a wholly owned subsidiary of Lilly. In connection with the merger, each Share issued and outstanding immediately prior to the effective time of the merger (other than (i) Shares held in Akouos’s treasury or owned by Akouos, or owned by Lilly, Purchaser or any direct or indirect wholly-owned subsidiary of Lilly or Purchaser or (ii) Shares held by any stockholder of Akouos who was entitled to demand and properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL), including each Share that was subject to vesting or forfeiture restrictions granted pursuant to an Akouos equity incentive plan, program or arrangement, was cancelled and converted into the right to receive the Offer Price, without interest, less any applicable tax withholding. Akouos’s common stock will be delisted from The Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended.

Under the terms of the contingent value rights agreement, CVR holders would become entitled to receive contingent payments as follows: (i) $1.00 in cash, upon the fifth (5th) participant being administered with AK-OTOF in a Phase 1 or Phase 1/2 trial on or prior to Dec. 31, 2024; (ii) $1.00 in cash, upon the fifth (5th) participant being administered with an Akouos gene therapy product for a second monogenic form of sensorineural hearing loss (excluding AK-OTOF and AK-antiVEGF) on or prior to Dec. 31, 2026; and (iii) $1.00 in cash, upon (a) the first (1st) participant being administered with an Akouos gene therapy product (excluding AK-antiVEGF) for a monogenic form of sensorineural hearing loss in a Phase 3 trial, or (b) receipt of FDA approval in the U.S. for such Akouos product, whichever occurs first, on or prior to Dec. 31, 2026, or its value will be reduced by approximately 4.2 cents per month until Dec. 1, 2028 (at which point the CVR will expire). There can be no assurance that any payments will be made with respect to the CVR.

For Lilly, Kirkland & Ellis LLP is acting as legal counsel. For Akouos, Wilmer Cutler Pickering Hale and Dorr LLP is acting as legal counsel and Centerview Partners LLC is acting as sole financial advisor.

About Lilly

Lilly unites caring with discovery to create medicines that make life better for people around the world. We’ve been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 47 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world’s most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer’s disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we’re motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/newsroom or follow us on Facebook, Instagram and LinkedIn. C-LLY

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding Lilly’s acquisition of Akouos, regarding prospective benefits of the acquisition, regarding contingent consideration amounts and terms, regarding Akouos’s product candidates and ongoing clinical and preclinical development, regarding Lilly’s development of a gene therapy program for inner ear conditions and existing genetic medicine programs, and regarding the delisting and deregistration of Akouos’s common stock. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including with respect to drug research, development and commercialization, Lilly’s evaluation of the accounting treatment of the acquisition and its impact on its financial results and financial guidance, the effects of the acquisition on Akouos’s relationships with key third parties or governmental entities, transaction costs, risks that the acquisition disrupts current plans and operations or adversely affects employee retention, and any legal proceedings that may be instituted related to the acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the acquisition, that product candidates will be approved on anticipated timelines or at all, that Lilly will be successful in building a gene therapy program for inner ear conditions, that any products, if approved, will be commercially successful, that all or any of the contingent consideration will become payable on the terms described herein or at all, that Lilly’s financial results will be consistent with its expected 2022 guidance or that Lilly can reliably predict the impact of the acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission. Except as required by law, Lilly does not undertake any duty to update forward-looking statements to reflect events after the date of this press release.

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